CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A No. 5 of our report dated March 29, 2011 (except for Note 16, as to which the date is October 26, 2011), relating to the consolidated financial statements of Cord Blood America, Inc., and Subsidiaries, and to the reference to our Firm under the caption “Experts” in the Prospectus. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Rose, Snyder & Jacobs

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California
December 29, 2011